UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2009

STONEMOR PARTNERS L.P.

(Exact name of registrant as specified in its charter)

Delaware	000-50910	80-0103159
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

311 Veterans Highway, Suite B

Levittown, Pennsylvania 19056

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (215) 826-2800

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement.

As previously disclosed in the reports of StoneMor Partners L.P. (“StoneMor”) filed with the Securities and Exchange Commission, on August 15, 2007, StoneMor Operating LLC, a wholly owned subsidiary of StoneMor (the “Operating Company”), and certain of its subsidiaries (collectively, the “Borrowers”) entered into the Amended and Restated Credit Agreement, as amended (the “Credit Agreement”), with Bank of America, N.A. (“Bank of America”), other lenders, and Banc of America Securities LLC (“BAS,” and collectively, the “Lenders”). Bank of America also serves as the administrative agent under the Credit Agreement. The Credit Agreement currently provides for a $65 million Senior Secured Credit Facility (“Senior Credit Facility”) consisting of a $40 million acquisition credit facility (the “Acquisition Facility”) and a $25 million revolving credit facility (the “Revolving Facility”). StoneMor and StoneMor GP LLC, the general partner of StoneMor, serve as guarantors in connection with the Senior Credit Facility.

On February 25, 2009, the Operating Company, Bank of America and BAS entered into a commitment letter dated February 24, 2009 (the “Commitment Letter”) and a fee letter dated February 24, 2009 (the “Fee Letter”) in connection with and in consideration of agreements contained in the Commitment Letter. The Commitment Letter contemplates certain increases in the Senior Credit Facility, as described below.

The following is a summary of the material provisions of the Commitment Letter and the Fee Letter and is qualified in its entirety by reference to the Commitment Letter and the Fee Letter. The Commitment Letter is incorporated by reference in its entirety herein and a copy of such document is attached to this Current Report on Form 8-K (this “Report”) as Exhibit 10.1. Capitalized terms which are not defined in this Report shall have the meanings assigned to such terms in the Commitment Letter, the Fee Letter or the Credit Agreement, as applicable.

Pursuant to the Commitment Letter, Bank of America agreed to act as the sole administrative agent for a $90 million increase in the Senior Credit Facility (the “Increase”), consisting of (i) up to an additional $80 million in the Acquisition Facility and (ii) an additional $10 million in the Revolving Facility. Bank of America also committed to lend to the Borrowers $5 million of the Increase (for an aggregate commitment of Bank of America of $30 million under the increased Senior Credit Facility), subject to certain terms and conditions. Additionally, BAS has undertaken to act as sole lead arranger and sole book manager for the Increase and to use its best efforts to form a syndicate of financial institutions for the Increase, including Bank of America (the “Lenders”), that is acceptable to the Borrowers.

The commitment of Bank of America and the undertaking of BAS to provide the services under the Commitment Letter are subject to the satisfaction of certain conditions precedent, including, but not limited, to the following: (a) the completion of a due diligence review of the assets, liabilities and business of the Borrowers; (b) the accuracy and completeness of the Borrowers’ representations to Bank of America and BAS; (c) the negotiation, execution and delivery of definitive documentation for the Senior Credit Facility to reflect the Increase consistent with the Summary of Terms and Conditions attached to the Commitment Letter as Exhibit A and incorporated by reference in the Commitment Letter; and (d) commitments shall have been received from the Lenders for the remaining $85 million of the Increase on the terms and conditions referred to in the Commitment Letter.

Following the Increase, the Senior Credit Facility will consist of (1) a $35 million Revolving Facility maturing on August 15, 2012 (the “Maturity Date”), and (2) a $120 million Acquisition Facility.

The Acquisition Facility will include (i) a $40 million term loan facility which may be borrowed in multiple drawdowns during the period from the Closing Date, as defined below, until Maturity and (ii) up to an $80 million sublimit (the “Refinancing Sublimit”) which will be available during the period from the Closing Date through September 20, 2009. Drawdowns under the Refinancing Sublimit must be used solely to refinance all or a portion of the outstanding Senior Secured Notes under the Borrowers’ Amended and Restated Note Purchase Agreement, as amended, dated August 15, 2007 (the “NPA”), which are scheduled to mature and become due on September 20, 2009 (the “Maturing Notes”). As of the date of this Report, the principal amount outstanding under the Maturing Notes is $80 million. However, if any portion of the Maturing Notes is refinanced (on terms acceptable to the Required Lenders) on or prior to September 20, 2009 by funds other than those drawn on the Refinancing Sublimit, the Borrowers may use any remaining unused portion of the Refinancing Sublimit to finance acquisitions in accordance with the Acquisition Facility through the Maturity Date.

Pursuant to the Commitment Letter, the interest rates per annum applicable to the Senior Credit Facility will, at the option of the Operating Company, be either (a) the greater of (i) LIBOR or (ii) 2.00%, plus the Applicable Margin or (b) the Base Rate plus the Applicable Margin. “Applicable Margin” means a percentage per annum ranging from 3.25% to 4.25% for LIBOR Loans and 2.25% to 3.25% for Base Rate Loans, as determined in accordance with a schedule based on the Operating Company’s leverage ratio, set forth in an addendum to the Commitment Letter. “Base Rate” means, for any day, a rate per annum equal to the highest of (i) the Prime Rate for such day, (ii) the sum of 0.50% plus the Federal Funds Rate for such day and (iii) except during a Eurodollar Unavailability Period, the sum of LIBOR plus 1.00%.

In addition, pursuant to the Commitment Letter, in connection with the Increase, the Borrowers will agree to maintain the following financial ratios:

•	Minimum Consolidated Interest Coverage Ratio of 3.25 for the first four fiscal quarters including or immediately following the Closing Date, and thereafter 3.50 to 1.0.

•	Maximum Consolidated Leverage Ratio of 3.75 for the first four fiscal quarters including or immediately following the Closing Date, and thereafter 3.50 to 1.0.

•	Minimum Consolidated EBITDA of $39 million (to be increased by 80% of additional EBITDA acquired in any Permitted Acquisition).

The definition of “Consolidated EBITDA” set forth in the Credit Agreement will be amended to include an add-back for fees, costs and expenses incurred in connection with the Increase and related transactions described in the Commitment Letter.

The Closing (as defined below) and the Increase under the Senior Credit Facility will be subject to certain conditions precedent satisfactory to Bank of America and each of the Lenders including, but not limited to, entering into any amendments or restatements necessary or advisable to the Intercreditor Agreement, the NPA or the Maturing Notes or any of the Mortgages or other Collateral Documents securing the Senior Credit Facility and the Maturing Notes.

The proceeds of the Senior Credit Facility are intended to be used (i) to refinance the Maturing Notes (as described above); (ii) for working capital, capital expenditures, and other lawful corporate purposes; (iii) to finance Permitted Acquisitions; and (iv) to finance all fees, costs and expenses incurred in connection with the Increase and the other transactions contemplated pursuant to the Commitment Letter.

The Commitment Letter and the Fee Letter do not, in and of themselves, amend or otherwise modify the Senior Credit Facility. The Increase contemplated by such documents will be evidenced by a separate agreement delivered by the Borrowers, the Administrative Agent and Required Lenders. The Commitment Letter expires on April 30, 2009 (the “Closing Date”), unless definitive documentation for the Senior Credit Facility is executed and delivered prior to such date (the “Closing”).

Pursuant to the Fee Letter, the Operating Company is obligated to pay certain fees to Bank of America and BAS, for its account or for the account of the Lenders. In accordance with the Fee Letter, the Operating Company paid a fee of $250,000 to BAS in connection with entering into the Commitment Letter and additional fees will be due upon Closing.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On February 25, 2009, the Operating Company entered into the Commitment Letter and Fee Letter with Bank of America and BAS in connection with entering into the Commitment Letter. The terms of the Commitment Letter and the Fee Letter are described in Item 1.01 of this Report, which description is incorporated by reference herein.

ITEM 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description
10.1	Commitment Letter, effective as of February 25, 2009, by and among Bank of America, N.A., Banc of America Securities LLC and StoneMor Operating LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 2, 2009	STONEMOR PARTNERS L.P.

	By:	StoneMor GP LLC, its general partner

	By:	/s/ William R. Shane
	Name:	William R. Shane
	Title:	Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1	Commitment Letter, effective as of February 25, 2009, by and among Bank of America, N.A., Banc of America Securities LLC and StoneMor Operating LLC.

5